UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2024

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Fifth Amendment to Revenue Interest Financing Agreement

As previously disclosed, on January 9, 2023, Liquidia Technologies, Inc., a Delaware corporation (“Liquidia Technologies”) and a wholly owned subsidiary of Liquidia Corporation (the “Company”) entered into a Revenue Interest Financing Agreement with HealthCare Royalty Partners IV, L.P. (“HCR”), as amended by that certain Amendment to Revenue Interest Financing Agreement, dated April 17, 2023, as amended by that certain Second Amendment to Revenue Interest Financing Agreement, dated June 28, 2023, as amended by that certain Third Amendment to Revenue Interest Financing Agreement, dated July 27, 2023, by and among Liquidia Technologies and HCR, and as further amended by that certain Fourth Amendment to Revenue Interest Financing Agreement, dated January 3, 2024 (as amended, the “Financing Agreement”).

On September 11, 2024 (the “Effective Date”), Liquidia Technologies and HCR entered into a Fifth Amendment to the Financing Agreement (the “Fifth Amendment”) to fund the remaining $32.5 million available under the Financing Agreement. The Fifth Amendment moves this additional $32.5 million from the third and fourth tranches to the second tranche, such that following the closing of the Fifth Amendment and the funding of the remaining $32.5 million, HCR will have funded a total of $67.5 million under the second tranche and each of the third and fourth tranches are eliminated. As a result, the payment schedule will remain a fixed payment schedule and will not in the future change to a tiered royalty on the Company’s annual net revenue after the first commercial sale of YUTREPIA. As consideration for the additional invested amount, Liquidia Technologies has agreed to a modified fixed payment schedule that extends expected termination of payments under the Financing Agreement from 2029 to 2031. HCR has also agreed to defer the one-time fixed payment of $23.8 million that was originally due on July 30, 2025 into two equal payments due in January 2026 and July 2026. In addition, as with the previously advanced funds, the aggregate payments to HCR are capped at 175% of the total amounts advanced by HCR. Also, as with the previously advanced funds, there is potential for a true-up payment to be made by Liquidia Technologies if HCR’s internal rate of return is less than a threshold value on the date the cap is reached, but for the newly advanced funds this threshold is 16% as compared to the 18% for the previously advanced funds. Funding of the additional $32.5 million under the second tranche is conditioned upon the Company receiving not less than $50.0 million in aggregate gross proceeds from the sale of the Company’s common stock, par value $0.001 per share, in one or more transactions on or after the Effective Date. Following this funding, HCR will have fully funded the entirety of the $100.0 million of the non-dilutive capital available to Liquidia Technologies under the Financing Agreement.

A copy of the Fifth Amendment will be filed as an amendment to this report on Form 8-K or with a new Form 8-K. The foregoing description of the Fifth Amendment does not purport to be complete and are qualified in their entirety by reference to such exhibits. The provisions of the Fifth Amendment, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the U.S. Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit

104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 11, 2024	Liquidia Corporation

	By:	/s/ Michael Kaseta
Name: Michael Kaseta
Title: Chief Financial Officer and Chief Operating Officer